Exhibit 99.1

Diversified Corporate Resources Announces IRS Installment Agreements

DALLAS, March 16th /PRNewswire-FirstCall/ — Diversified Corporate Resources, Inc.

(NASDAQ, OTC Bulletin Board: HIRD.OB) (the “Company”) announces that two of its subsidiaries, thus the corporation, have successfully negotiated and entered into installment agreements with the IRS regarding all past, previously-disclosed tax obligations.

These arrangements bring greater clarity to the Company’s agreements with the IRS.  The Company has complied with the previous subordination agreements entered into in November 2004 which required that future tax payments be paid on a timely basis.  The new agreements have no specified expiration date, which will allow the Company greater flexibility in dealing with lenders and potential investors.

 “These agreements are key factors toward eliminating uncertainties regarding these obligations for some of our lenders and investors.  In addition, this action allows the Company to initiate a private debt offering and take other actions in the Company’s continuing efforts to create value for the shareholders and to increase both vendor and employee confidence in the Company’s prospects for the future, as well as satisfy the IRS obligations,” said J. Michael Moore, Chief Executive Officer and Chairman of the Board for Diversified Corporate Resources, Inc.

These agreements should remain in effect subject to certain conditions, including but not limited to, each subsidiary paying $20,000 a month on past obligations.

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioMed and Finance and Accounting. The Company currently operates a nationwide network of seven regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such “forward-looking” statements. Important factors (the “Cautionary Disclosures”) that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses,  and other factors that affect businesses generally. Subsequent written and oral

“forward-looking” statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.

CONTACT:	PR Financial Marketing LLC, Houston
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com

SOURCE:	Diversified Corporate Resources